Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form F-3 of our report dated February 29, 2024 relating to the financial statements of Triton International Limited and the effectiveness of Triton International Limited’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Triton International Limited for the year ended December 31, 2023. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Deloitte & Touche LLP

New York, New York

November 26, 2024